Exhibit 23.1

Tel: 703-893-0600	8401 Greensboro Drive, Suite 800
Fax: 703-893-2766	McLean, VA 22102
www.bdo.com

Consent of Independent Registered Public Accounting Firm

Abri SPAC I, Inc.
Beverly Hills, CA 90210

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 30, 2023, relating to the financial statements of Abri SPAC I, Inc. which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

McLean, Virginia

June 20, 2023